As filed with the Securities and Exchange Commission on May 1, 2019

Registration No. __________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HUMANA INC.

(Exact name of registrant as specified in its charter)

Delaware	61-0647538
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

500 West Main Street

Louisville, Kentucky 40202

(502) 580-1000

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Amended and Restated Humana Inc. Stock Incentive Plan

(Full title of the plan)

Joseph C. Ventura

Chief Legal Officer

Humana Inc.

500 West Main Street

Louisville, Kentucky 40202

(502) 580-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, par value $0.16 2/3 per share (1)	16,000,000 shares	$248.98	$3,983,680,000	$482,822

(1)

Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c) and 457(h) of the Securities Act of 1933, as amended (the “Securities Act”) and based on the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on April 24, 2019.

(2)	This registration statement also relates to an indeterminate number of shares of Common Stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416.

PART I

The documents containing the information specified in Items 1 and 2 of Part I of Form S-8 will be sent or given to participants in the Amended and Restated Humana Inc. Stock Incentive Plan as specified in Rule 428(b)(1) promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act. Such documents need not be filed with the SEC either as part of this Registration Statement or a prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated herein by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The SEC allows the Registrant to “incorporate by reference” information into this Registration Statement, which means that the Registrant can disclose important information to the SEC by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Registration Statement, and later information that the Registrant files with the SEC will automatically update this Registration Statement. The Registrant incorporates by reference the documents listed below:

(a)	The Registrant’s Annual Report filed on Form 10-K for the fiscal year ended December 31, 2018, filed on February 21, 2019;

(b)	The Registrant’s Quarterly Report filed on Form 10-Q for the fiscal quarter ended March 31, 2019, filed on May 1, 2019;

(c)

The Registrant’s Current Reports on Form 8-K filed on January 30, 2019 (relating to Item 5.02 thereof), February 6, 2019 (relating to Items 2.02, 7.01 and 9.01 thereof) and April 19, 2019 (relating to Item 5.07 thereof); and

(d)	The description of the Registrant’s Common Stock, par value $0.16-2/3 per share, contained in the Registrant’s Registration Statement on Form 8-A, as such description may be amended or updated.

In addition, any future filings made by the Registrant with the SEC under Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

The validity of the issuance of the shares of Common Stock being offered by the Registration Statement will be passed upon for the Registrant by Joseph C. Ventura, Chief Legal Officer of the Registrant. As of April 30, 2019, Mr. Ventura owned 372 shares of Common Stock, 2,893 restricted stock units which represent a right to receive one share of Common Stock per restricted stock unit, and also has stock options to purchase 3,592 shares of Common Stock of the Registrant.

Item 6. Indemnification of Directors and Officers

The Registrant’s Restated Certificate of Incorporation and bylaws, as amended, include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware (the “Delaware Law”) and (ii) authorize the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary.

Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate liability for breach of the director’s duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director derived an improper personal benefit or for any willful or negligent payment of any unlawful dividend or any unlawful stock purchase or redemption.

The Registrant has entered into agreements with its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliates, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

The Registrant has purchased an insurance policy covering the officers and directors of the Registrant with respect to certain liabilities arising under the Securities Act.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Description of Exhibit

4.1	Restated Certificate of Incorporation filed with the Secretary of State of Delaware on November 9, 1989, as restated to incorporate the amendment of January 9, 1992, and the correction of March 23, 1992 (incorporated herein by reference to Exhibit 4(i) to Humana Inc.’s Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Reg. No. 33-49305) filed February 2, 1994).

4.2	Amended and Restated By-Laws of Humana Inc., effective as of December 14, 2017 (incorporated herein by reference to Exhibit 3(b) to Humana Inc.’s Current Report on Form 8-K filed on December 14, 2017).

4.3*	Amended and Restated Humana Inc. Stock Incentive Plan.

5.1*	Opinion of counsel as to the validity of the securities registered herein.

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for the Registrant.

23.2*	Consent of counsel (included in the opinion filed as Exhibit 5.1).

24*	Powers of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time will be deemed to be the initial bona fide offering.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the city of Louisville, Commonwealth of Kentucky, on May 1, 2019.

HUMANA INC.

/s/ Cynthia H. Zipperle
By: Cynthia H. Zipperle
Title: Senior Vice President and Chief Accounting Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Each person whose signature appears below constitutes and appoints Bruce D. Broussard, Brian A. Kane and Cynthia H. Zipperle, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution to execute in his or her name and on his or her behalf, and to file any amendments (including, without limitation, post-effective amendments) to this Registration Statement necessary or advisable in the opinion of any of them to enable the Company to comply with the Securities Act, and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration of the additional securities which are under the subject of this Registration Statement.

Signature	Title	Date

/s/ Bruce D. Broussard	President and Chief Executive Officer, Director
Bruce D. Broussard	(Principal Executive Officer)	May 1, 2019

/s/ Brian A. Kane	Chief Financial Officer
Brian A. Kane	(Principal Financial Officer)	May 1, 2019

/s/ Cynthia H. Zipperle	Senior Vice President and Chief Accounting Officer
Cynthia H. Zipperle	(Principal Accounting Officer)	May 1, 2019

/s/ Kurt J. Hilzinger	Chairman of the Board	May 1, 2019
Kurt J. Hilzinger

/s/ Frank Bisignano	Director	May 1, 2019
Frank Bisignano

/s/ Karen DeSalvo MD, MPH, MSc	Director	May 1, 2019
Karen DeSalvo MD, MPH, MSc

/s/ Frank A. D’Amelio	Director	May 1, 2019
Frank A. D’Amelio

/s/ W. Roy Dunbar	Director	May 1, 2019
W. Roy Dunbar

/s/ David A. Jones, Jr.	Director	May 1, 2019
David A. Jones, Jr.

/s/ William J. McDonald	Director	May 1, 2019
William J. McDonald

/s/ James J. O’Brien	Director	May 1, 2019
James J. O’Brien

/s/ Marissa T. Peterson	Director	May 1, 2019
Marissa T. Peterson